Exhibit 99.1

The Men’s Wearhouse, Inc.
News Release	For Immediate Release
MEN’S WEARHOUSE REPORTS
FISCAL 2007 SECOND QUARTER RESULTS
BOARD OF DIRECTORS APPROVES
$100 MILLION SHARE REPURCHASE PROGRAM
•	Q2 2007 GAAP diluted EPS was $1.00 versus $0.65 in 2006

•	Company estimates Q3 2007 GAAP diluted EPS in a range of $0.70 to $0.73

•	Conference call at 5:00 pm eastern today
HOUSTON — August 22, 2007 — The Men’s Wearhouse (NYSE: MW) today announced its consolidated financial results for the second quarter ended August 4, 2007.
SECOND QUARTER RESULTS

Second Quarter Sales Summary-Fiscal 2007
						Comparable Store Sales
	U.S. dollars, in millions					Change %
	Current		Prior		Total Sales	Current	Prior
	Year		Year		Change %	Year	Year

Total Company	$569.3		$460.6		+ 23.6%

MW	$299.1	(a)	$291.0	(a)	+ 2.8%	+ 3.7%	+ 4.2%

After Hours	$87.6		(b)		(b)	(b)	(b)

K&G	$101.2		$98.3		+ 3.0%	- 6.9%	+ 2.3%

United States	$496.5		$395.6		+ 25.5%	+ 1.1%	+ 3.7%

Moores	$72.8		$65.0		+ 12.2%	+ 8.4%(c)	+ 7.3%(c)

(a) Includes retail stores and ecommerce.
(b) After Hours was acquired on April 9, 2007 and will be excluded from comparable store sales reporting until Q2 of fiscal 2008.
(c) Comparable store sales change is based on the Canadian dollar.
Second quarter 2007 operating income was $82.7 million compared to $55.6 million last year and net income was $54.2 million compared to $35.6 million last year. GAAP diluted earnings per share were $1.00 for the second quarter ended August 4, 2007 compared to $0.65 last year. After Hours, after acquisition funding costs, contributed $0.24 to the GAAP diluted earnings per share for the second quarter.
Additionally, Men’s Wearhouse announced today its Board of Directors has approved a replenishment of the Company’s share repurchase program up to $100 million by authorizing $90.3 million to be added to the remaining $9.7 million of the current program.

“The decision of an additional share repurchase program was based on the Company’s continuing financial success and reflects our confidence in our long-term growth outlook,” stated George Zimmer, Chairman and Chief Executive Officer of Men’s Wearhouse.
SECOND QUARTER HIGHLIGHTS
•	Total company sales increased 23.6% for the quarter. Apparel sales, representing 70.7% of total sales, increased 4.0%. Tuxedo rental revenues, representing 23.6% of total sales, increased 200.9%. Tuxedo rental revenues excluding After Hours increased 16.4%.
•	Comparable store sales increased 1.1% for the Company’s United States based stores, at the high end of the Company’s guidance of flat to +1%. The increase in comparable store sales is primarily due to growth of the Company’s tuxedo rental business and increases in traffic levels resulting in higher clothing sales at TMW; both of which offset traffic weakness at K&G.

•	Comparable store sales increased 8.4% for the Company’s Canadian based stores, ahead of the Company’s guidance of +4% to +6%, and is a reflection of gains in both traffic levels and average ticket.
•	Gross margin, as a percentage of sales, increased 498 basis points from 43.23% to 48.21%. This improvement is due to both organic and acquired growth in tuxedo rental revenues as well as continued gains in merchandise margins.

•	Selling, general, and administrative expenses as a percentage of sales increased 253 basis points from 31.16% to 33.69%. This increase is due to the inclusion of the operations of After Hours.

•	Operating Income increased 245 basis points from 12.07% to 14.52%.

•	The effective tax rate for the quarter of 34.8% was lower than the Company’s guidance of 37.6%. This was due to favorable developments on certain outstanding income tax matters.

•	During the quarter the Company repurchased 495,900 shares for a total of $24.7 million.

THIRD QUARTER 2007 GUIDANCE AND UPDATED FISCAL 2007 OUTLOOK
For the third quarter of 2007, the Company expects same store sales growth in the U.S. to be in a range of flat to +1% and in Canada to be in a range of +2% to +4%. GAAP diluted earnings per share are expected to be in the range of $0.70 to $0.73.
After Hours revenues for the third quarter are estimated in a range of $64 million to $66 million. After consideration of acquisition funding costs, AH is expected to be accretive to fiscal third quarter 2007 in a range of $0.06 to $0.07 per diluted share outstanding.
For the fiscal year ending February 2, 2008, the Company expects GAAP diluted earnings per share in a range of $2.98 to $3.02. Same store sales changes in the U.S. for fiscal 2007 are expected to be flat to +1% and in Canada are expected to be in a range of +4% to +5%.
After Hours revenues for fiscal 2007 are estimated in a range of $208 million to $212 million. After consideration of acquisition funding costs, AH is expected to be accretive to fiscal 2007 in a range of $0.10 to $0.12 per diluted share outstanding. It should be noted that the seasonality of AH revenues is heavily concentrated in April, May and June. Second quarter, followed by third quarter, is the highest revenue quarter for AH and first and fourth quarters are considered off season. As a result, AH typically has income in the second and third quarters and losses in the first and fourth quarters.
For the third quarter, the guidance includes an estimated effective tax rate of approximately 37.4% and fully diluted shares outstanding of 53.9 million. For the full year, the estimated effective tax rate is 36.6% and the fully diluted shares outstanding are estimated to be 54.2 million.
CONFERENCE CALL AND WEBCAST INFORMATION
At 5:00 p.m. Eastern time today, company management will host a conference call and real time web cast to review the results for the fiscal second quarter 2007.
To access the conference call, dial 303-262-2142. To access the live webcast presentation, visit the Investor Relations section of the Company’s website at www.tmw.com. A telephonic replay will be available through August 29th by calling 303-590-3000 and entering the access code of 11093425#, or a webcast archive will be available free on the website for approximately 90 days.

STORE INFORMATION

	August 4, 2007		July 29, 2006				February 3, 2007

	Number	Sq. Ft.	Number		Sq. Ft.		Number		Sq. Ft.
	of Stores	(000’s)	of Stores		(000's)		of Stores		(000's)

Men’s Wearhouse	553	3,091.8	534		2,952.5		543		3,014.8

After Hours	500	639.5	(a	)	(a	)	(a	)	(a	)

Moores, Clothing for Men	116	722.6	116		719.8		116		722.7

K&G (b)	100	2,326.8	85		2,045.5		93		2,201.6

Total	1,269	6,780.7	735		5,717.8		752		5,939.1

(a)	After Hours was acquired on April 9th, 2007.

(b)	83, 63 and 73 stores, respectively, offering women’s apparel.
Founded in 1973, Men’s Wearhouse is one of North America’s largest specialty retailers of men’s apparel with 1,269 stores. The stores carry a full selection of designer, brand name and private label suits, sport coats, furnishings and accessories, including tuxedo rentals available in the Men’s Wearhouse, Moores, After Hours, and select K&G stores.
This press release contains forward-looking information. The forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be significantly impacted by various factors, including unfavorable local, regional and national economic developments, disruption in retail buying trends due to homeland security concerns, severe weather conditions, aggressive advertising or marketing activities of competitors, governmental actions and other factors described herein and in the Company’s annual report on Form 10-K for the year ended February 3, 2007 and Form 10-Q for the quarter ended May 5, 2007.
For additional information on Men’s Wearhouse, please visit the Company’s website at www.tmw.com.

CONTACT:	Neill Davis, EVP & CFO, Men’s Wearhouse (713) 592-7200 Ken Dennard, DRG&E (713) 529-6600

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
FOR THE THREE MONTHS ENDED
August 4, 2007 AND July 29, 2006
(In thousands, except per share data)

	Three Months Ended
		% of		% of
	2007	Sales	2006	Sales

Net sales	$569,346	100.00%	$460,587	100.00%
Cost of goods sold, including buying, distribution and occupancy costs	294,848	51.79%	261,464	56.77%

Gross margin	274,498	48.21%	199,123	43.23%

Selling, general and administrative expenses	191,822	33.69%	143,529	31.16%

Operating income	82,676	14.52%	55,594	12.07%

Interest income	(1,671)	-0.29%	(2,793)	-0.61%
Interest expense	1,123	0.20%	2,289	0.50%

Earnings before income taxes	83,224	14.62%	56,098	12.18%

Provision for income taxes	28,998	5.09%	20,477	4.45%

Net earnings	$54,226	9.52%	$35,621	7.73%

Net earnings per share:
Basic	$1.01		$0.67

Diluted	$1.00		$0.65

Weighted average common shares outstanding:
Basic	53,739		53,260

Diluted	54,366		54,524

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
FOR THE SIX MONTHS ENDED
August 4, 2007 AND July 29, 2006
(In thousands, except per share data)

	Six Months Ended
		% of		% of
	2007	Sales	2006	Sales

Net sales	$1,065,464	100.00%	$895,151	100.00%
Cost of goods sold, including buying, distribution and occupancy costs	564,693	53.00%	513,199	57.33%

Gross margin	500,771	47.00%	381,952	42.67%

Selling, general and administrative expenses	352,832	33.12%	279,970	31.28%

Operating income	147,939	13.88%	101,982	11.39%

Interest income	(3,303)	-0.31%	(4,788)	-0.53%
Interest expense	2,209	0.21%	4,480	0.50%

Earnings before income taxes	149,033	13.99%	102,290	11.43%

Provision for income taxes	53,874	5.06%	37,813	4.22%

Net earnings	$95,159	8.93%	$64,477	7.20%

Net earnings per share:
Basic	$1.77		$1.21

Diluted	$1.74		$1.18

Weighted average common shares outstanding:
Basic	53,851		53,196

Diluted	54,538		54,622

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands) (Unaudited)

	August 4,	July 29,
	2007	2006

ASSETS

Current assets:
Cash and cash equivalents	$85,260	$79,511
Short-term investments	49,675	169,900
Inventories	460,800	429,882
Other current assets	88,473	51,264

Total current assets	684,208	730,557

Property and equipment, net	370,066	266,650
Goodwill	62,769	57,978
Other assets, net	97,041	76,616

Total assets	$1,214,084	$1,131,801

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities	$251,131	$187,469
Long-term debt	82,033	206,427
Deferred taxes and other liabilities	61,811	49,762
Shareholders’ equity	819,109	688,143

Total liabilities and equity	$1,214,084	$1,131,801

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
FOR THE SIX MONTHS ENDED
August 4, 2007 AND July 29, 2006
(In thousands)

	Six Months Ended
	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$95,159	$64,477
Non-cash adjustments to net earnings:
Depreciation and amortization	36,757	30,297
Tuxedo rental product amortization	25,646	9,792
Other	(1,128)	1,704
Changes in assets and liabilities	(44,765)	(83,698)

Net cash provided by operating activities	111,669	22,572

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(52,712)	(24,821)
Net non-cash assets acquired	(69,738)	—
Purchases of available-for-sale investments	(267,530)	(179,920)
Proceeds from sales of available-for-sale investments	217,855	72,795
Other	1,544	(588)

Net cash used in investing activities	(170,581)	(132,534)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(6,015)	(5,380)
Proceeds from issuance of common stock	5,622	5,160
Purchase of treasury stock	(43,965)	(11,512)
Other	1,120	578

Net cash used in financing activities	(43,238)	(11,154)

Effect of exchange rate changes	7,716	401

DECREASE IN CASH AND CASH EQUIVALENTS	(94,434)	(120,715)
Balance at beginning of period	179,694	200,226

Balance at end of period	$85,260	$79,511